QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and the related Prospectus of Forest Oil Corporation for the registration of $500 million in 7 1/2% Senior Notes due 2020, and to the incorporation by reference therein of our reports dated February 22, 2013, with respect to the consolidated financial statements of Forest Oil Corporation, and the effectiveness of internal control over financial reporting of Forest Oil Corporation, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
June 3, 2013

QuickLinks

  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm